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                                                              EXHIBIT 2.1





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                               AGREEMENT AND PLAN OF MERGER



                                           Among



                                PRO-FAC COOPERATIVE, INC.,



                                   PF ACQUISITION CORP.



                                            and



                                 CURTICE-BURNS FOODS, INC.






                              Dated as of September 27, 1994











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                                     TABLE OF CONTENTS


                                                                       Page
                                         ARTICLE I

                                         The Offer

               SECTION 1.01   The Offer  . . . . . . . . . . . . . . . .  2
               SECTION 1.02   Company Actions  . . . . . . . . . . . . .  4


                                        ARTICLE II

                                        The Merger

               SECTION 2.01.  The Merger   . . . . . . . . . . . . . . .  6
               SECTION 2.02.  Closing  . . . . . . . . . . . . . . . . .  6
               SECTION 2.03.  Effective Time   . . . . . . . . . . . . .  6
               SECTION 2.04.  Effects of the Merger  . . . . . . . . . .  7
               SECTION 2.05.  Certificate of Incorporation and
                                By-laws  . . . . . . . . . . . . . . . .  7
               SECTION 2.06.  Directors  . . . . . . . . . . . . . . . .  7
               SECTION 2.07.  Officers   . . . . . . . . . . . . . . . .  7


                                        ARTICLE III

                     Effect of the Merger on the Capital Stock of the
                    Constituent Corporations; Exchange of Certificates

               SECTION 3.01.  Effect on Capital Stock  . . . . . . . . .  8
               SECTION 3.02.  Exchange of Certificates   . . . . . . . .  9


                                        ARTICLE IV

                              Representations and Warranties

               SECTION 4.01.  Representations and Warranties of the
                                Company  . . . . . . . . . . . . . . . . 11
               SECTION 4.02.  Representations and Warranties of
                                Parent and Sub   . . . . . . . . . . . . 28

                                                                Contents, 2





                                         ARTICLE V

                         Covenants Relating to Conduct of Business

               SECTION 5.01.  Conduct of Business  . . . . . . . . . . . 35


                                        ARTICLE VI

                                   Additional Agreements

               SECTION 6.01.  Shareholder Approval; Preparation of
                                Proxy Statement  . . . . . . . . . . . . 39
               SECTION 6.02.  Access to Information; Confidentiality   . 40
               SECTION 6.03.  Reasonable Efforts; Notification   . . . . 40
               SECTION 6.04.  Stock Options  . . . . . . . . . . . . . . 42
               SECTION 6.05.  Benefit Plans  . . . . . . . . . . . . . . 43
               SECTION 6.06.  Indemnification  . . . . . . . . . . . . . 44
               SECTION 6.07.  Fees and Expenses  . . . . . . . . . . . . 45
               SECTION 6.08.  Public Announcements   . . . . . . . . . . 46
               SECTION 6.09.  Real Estate Taxes  . . . . . . . . . . . . 47
               SECTION 6.10.  Appraisals   . . . . . . . . . . . . . . . 47
               SECTION 6.11.  Integrated Agreement   . . . . . . . . . . 47
               SECTION 6.12.  Other Offers   . . . . . . . . . . . . . . 47
               SECTION 6.13.  No Waiver  . . . . . . . . . . . . . . . . 48
               SECTION 6.14.  Release  . . . . . . . . . . . . . . . . . 48
               SECTION 6.15.  Directors  . . . . . . . . . . . . . . . . 49
               SECTION 6.16.  Exchange of Class B Common Stock for
                                Class A Common Stock   . . . . . . . . . 50
               SECTION 6.17.  Stockholder Agreement  . . . . . . . . . . 50


                                        ARTICLE VII

                                   Conditions Precedent

               SECTION 7.01.  Conditions to Each Party's Obligation To
                                Effect the Merger  . . . . . . . . . . . 51
               SECTION 7.02.  Conditions to Obligations of Parent
                                and Sub  . . . . . . . . . . . . . . . . 52
               SECTION 7.03.  Conditions to Obligation of the Company  . 53

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                                                                Contents, 3





                                       ARTICLE VIII

                                       Board Actions

               SECTION 8.01.  Board Actions  . . . . . . . . . . . . . . 54


                                        ARTICLE IX

                             Termination, Amendment and Waiver

               SECTION 9.01.  Termination  . . . . . . . . . . . . . . . 55
               SECTION 9.02.  Effect of Termination  . . . . . . . . . . 58
               SECTION 9.03.  Amendment  . . . . . . . . . . . . . . . . 58
               SECTION 9.04.  Extension; Waiver  . . . . . . . . . . . . 58
               SECTION 9.05.  Procedure for Termination, Amendment,
                                Extension or Waiver  . . . . . . . . . . 59


                                         ARTICLE X

                                    General Provisions

               SECTION 10.01.  Nonsurvival of Representations and
                                 Warranties  . . . . . . . . . . . . . . 59
               SECTION 10.02.  Notices   . . . . . . . . . . . . . . . . 59
               SECTION 10.03.  Definitions   . . . . . . . . . . . . . . 61
               SECTION 10.04.  Interpretation  . . . . . . . . . . . . . 62
               SECTION 10.05.  Counterparts  . . . . . . . . . . . . . . 62
               SECTION 10.06.  Entire Agreement; No Third-Party
                                 Beneficiaries; Effect on
                                 Arbitration Agreement   . . . . . . . . 62
               SECTION 10.07.  Governing Law   . . . . . . . . . . . . . 63
               SECTION 10.08.  Assignment  . . . . . . . . . . . . . . . 63
               SECTION 10.09.  Enforcement   . . . . . . . . . . . . . . 63

               Exhibit A      Conditions of the Offer
               Exhibit B      Certificate of Incorporation of
                                Surviving Corporation

                                   AGREEMENT AND PLAN OF MERGER dated as of
                              September 27, 1994, among PRO-FAC COOPERATIVE INC., a New York cooperative corporation ('Parent'), PF ACQUISITION CORP., a New York corporation and a wholly owned subsidiary of Parent ('Sub'), and CURTICE-BURNS FOODS, INC., a New York corporation (the 'Company').


                         WHEREAS the respective Boards of Directors of
               Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement;

                         WHEREAS in furtherance of such acquisition, Parent
               proposes to causes Sub to make a tender offer (as it may be amended from time to time as permitted hereunder, the 'Offer') to purchase all the issued and outstanding shares of Class A Common Stock, par value $.99 per share, of the Company (the 'Class A Common Stock') and Class B Common Stock, par value $.99 per share, of the Company (the 'Class B Common Stock' and, together with the Class A Common Stock, the 'Common Stock'), at a price per share of Common Stock of $19.00 net to the seller in cash, upon the terms and subject to the conditions of this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as hereinafter defined) and recommending that the Company's shareholders accept the Offer and, if necessary, vote in favor of the Merger;

                         WHEREAS the respective Boards of Directors of
               Parent, Sub and the Company have approved the merger of Sub into the Company as set forth below (the 'Merger'), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company, except shares of Common Stock held by persons who object to the Merger and comply with all the provisions of New York law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ('Dissenting Shareholders'), shall be converted into the right to receive the per share consideration paid pursuant to the Offer, or, if no shares of Common Stock are purchased pursuant to the Offer, the highest price per share offered by Sub in the Offer; and


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                         WHEREAS Parent, Sub and the Company desire to make
               certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.


                         NOW, THEREFORE, in consideration of the
               representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                         ARTICLE I

                                         The Offer

                         SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days from the date of public announcement of the terms of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A (any of which may, subject to the next sentence, be waived by Sub in its sole discretion) and to the terms and conditions set forth in this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer,
               (iii) add to or amend in a manner adverse to the holders of shares the conditions set forth in Exhibit A, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) amend the Offer in any way such that holders of Class A Common Stock receive consideration that differs from the consideration received by holders of Class B Common Stock or
               (vii) accept for payment shares of Common Stock that do not represent, in the aggregate, at least 58% of all the outstanding shares of Class A Common Stock, at least a majority of all the outstanding shares of Class B Common Stock and at least two-thirds of all the outstanding shares of Common Stock, in each case on a fully diluted basis. Notwithstanding the foregoing, Sub may, without the consent of the Company (and, in the cases of clauses (i) and (ii) below, shall, unless the Company otherwise consents),


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               (i) extend the Offer if at any scheduled expiration date of the Offer any condition to Sub's obligation to purchase shares of Common Stock (other than the condition described in clause (iii) of the first sentence of Exhibit A) shall not be satisfied, to allow additional time for such condition to be satisfied or waived, (ii) extend the Offer if at any scheduled expiration date of the Offer the condition described in clause (f) of the second sentence of Exhibit A shall exist, to allow additional time to cause such condition no longer to exist (provided that, if Parent or Sub has signed definitive agreements for financing that would be sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement, Sub may not extend the Offer pursuant to this clause (ii) to a date that is more than five business days after the date of signing of the last such definitive agreement to be signed),
               (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the 'SEC') or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence; provided, however, that Sub may not extend the Offer pursuant to clause (i), (ii) or (iv) of this sentence (A) to a date later than December 15, 1994, or (B) if such extension would be reasonably likely to result in any of the conditions (other than any condition irrevocably waived in writing by Parent and Sub prior to such extension) to Sub's obligations to purchase shares of Common Stock not being satisfied at the proposed new scheduled expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

                         (b)  As soon as practicable on the date of
               commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the 'Offer Documents'), shall hand deliver a copy of the Offer Documents to the Company at its principal executive office, shall give the


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               telephonic notice required by SEC Rule 14d-3(a)(3) to the
               American Stock Exchange (if practicable prior to the opening of such Exchange) and shall mail a copy of the Offer Documents to the American Stock Exchange by means of first-class mail. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                         SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, has duly approved this Agreement, the Offer and the Merger (including for the purposes of Section 912 of the New York Business Corporation Law (the 'BCL')) and the Agreement, dated as of the date hereof (the 'Stockholder Agreement'), among Parent, Sub and Agway Holdings, Inc. ('AHI'), determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company and the Company's shareholders, recommended that the Company's shareholders accept the Offer and tender their shares pursuant to the Offer, approved the transactions contemplated by this Agreement and the Stockholder Agreement and waived the Company's rights under
               Article 4(d) of the Company's certificate of incorporation with respect to shares of Class B Common Stock to be sold to and purchased by Sub pursuant to the Offer. The Company further represents that Donaldson, Lufkin & Jenrette Securities Corporation ('DLJ') and Goldman, Sachs & Co. ('Goldman Sachs' and, together with DLJ, the 'Advisors') have each delivered to the Board of Directors of the Company its written opinion that, in the case of DLJ, the consideration to be received by holders of shares of Class A Common Stock of the Company pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and in the case of Goldman Sachs, the $19 per share of Class B Common Stock in cash to be received by the holders of shares of Class B Common Stock in the Offer and the


                                                                          5
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                Merger is fair to such holders.  The Company has been
               advised that all its directors and executive officers currently intend to tender their Shares pursuant to the Offer.

                         (b)  As soon as practicable on the date the
               recommendation of the Company with respect to the Offer is first published or sent or given to the shareholders of the Company, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the 'Schedule 14D-9') containing the determinations and recommendations regarding the Offer described in Section 1.02(a), shall hand deliver a copy of the Schedule 14D-9 to Sub at its principal office, shall give the telephonic notice required by SEC Rule 14d-9(a)(2) to the American Stock Exchange (if possible prior to the opening of the market), shall mail a copy of the Schedule 14D-9 to the American Stock Exchange by means of first-class mail and shall mail the Schedule 14D-9 to the shareholders of the Company. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                         (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the record and beneficial owners of Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of applicable law, and except


                                                                          6
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               for such steps as are necessary to disseminate the Offer
               Documents and any other documents necessary to consummate the Merger, until the consummation of the Merger Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

                                        ARTICLE II

                                        The Merger

                         SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCL, Sub shall be merged with and into the Company at the Effective Time of the Merger (as defined in Section 2.03). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the 'Surviving Corporation') and shall succeed to and assume all the rights and obligations of Sub in accordance with the BCL.

                         SECTION 2.02. Closing. The closing of the Merger (the 'Closing') shall take place at 10:00 a.m. on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections 7.02 and 7.03) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in
               Section 7.01 (the 'Closing Date'), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless another date or place is agreed to in writing by the parties hereto.

                         SECTION 2.03. Effective Time. As soon as practi-cable following the satisfaction or waiver of the conditions set forth in Article VII, the parties shall file a certifi-cate of merger or other appropriate documents (in any such case, the 'Certificate of Merger') executed in accordance with the relevant provisions of the BCL and shall make all other filings or recordings required under the BCL, it being understood that if Sub then owns at least 90% of the outstanding shares of each class of Common Stock the Merger shall be effected under the procedures permitted by
               Section 905 of the BCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with


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


               the New York Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the 'Effective Time of the Merger').

                         SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in the BCL, including
               Section 906 thereof.

                         SECTION 2.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Surviving Corporation shall be amended, to the extent necessary, to read as provided in Exhibit B, until there-after changed or amended as provided therein or by applica-ble law.

                         (b)  The By-laws of Sub as in effect at the
               Effective Time of the Merger shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                         SECTION 2.06. Directors. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                         SECTION 2.07. Officers. With the exception of the Company's Chairman of the Board, the officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; provided, however, that the Chairman of the Board and, at the request of Parent or Sub, any officer who would be entitled, under the terms of any severance or similar plan, to receive severance benefits upon such officer's voluntary departure from the Company upon completion of the Merger, shall tender their resignations immediately following the Effective Time of the Merger.


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


                                        ARTICLE III

                     Effect of the Merger on the Capital Stock of the
                    Constituent Corporations; Exchange of Certificates

                         SECTION 3.01. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Sub:

                         (a)  Capital Stock of Sub.  Each issued and
                    outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassess-able share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

                         (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                         (c)  Conversion of Common Stock.  Subject to
                    Sections 3.01(b) and 3.01(d), each issued and outstanding share of Common Stock shall be converted into the right to receive from Parent the cash price per share of Common Stock paid pursuant to the Offer or, if no shares of Common Stock are purchased pursuant to the Offer, the highest price per share offered by Sub in the Offer (the 'Merger Consideration'). As of the Effective Time of the Merger, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest.

                         (d) Shares of Dissenting Shareholders. Notwith-standing anything in this Agreement to the contrary, any issued and outstanding shares of Common Stock held by a Dissenting Shareholder shall not be converted as described in Section 3.01(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of New York; provided, however, that the shares of Common Stock outstanding immediately prior to the Effective Time of the Merger and held by a Dissenting Shareholder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the BCL, shall be deemed to be converted as of the Effective Time of the Merger, into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any written demands for appraisal of shares of Common Stock received by the Company and (ii) the opportunity to direct all negotia-tions and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                         SECTION 3.02.  Exchange of Certificates.
               (a) Exchange Agent. Prior to the Effective Time of the Merger, Parent shall select a bank or trust company to act as exchange agent (the 'Exchange Agent') for the exchange of the Merger Consideration upon surrender of certificates representing Common Stock.

                         (b)  Parent To Provide Merger Consideration.
               Parent shall take all steps to provide to the Exchange Agent promptly after the Effective Time of the Merger all the funds payable in exchange for the outstanding shares of Common Stock pursuant to Section 3.01.

                         (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Common Stock (the 'Certificates') whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effect-ing the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other docu-ments as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to
               Section 3.01 and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
               Section 3.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate.

                         (d) No Further Ownership Rights in Common Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this
               Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time of the Merger which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time of the Merger and have not been paid prior to surrender, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving

               Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

                         (e)  No Liability.  None of Parent, Sub, the
               Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.01(d))), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.



                                        ARTICLE IV

                              Representations and Warranties

                         SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                         (a) Organization, Standing and Corporate Power. Each of the Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corpo-rate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power would not, individually or in the aggregate, have a material adverse effect on the Company. Each of the Company and each of its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Company. The Company has delivered to Parent complete and correct copies of its Certificate of

                    Incorporation and By-laws and the certificates of incorporation and by-laws of its subsidiaries, in each case as amended to the date of this Agreement.

                         (b)  Subsidiaries.  The disclosure schedule
                    previously delivered by the Company to Parent (the 'Disclosure Schedule') lists each subsidiary of the Company. All the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in the Disclosure Schedule, are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, 'Liens'), except as set forth in the Disclosure Schedule. Except for the capital stock of its subsidiaries and except for the ownership interests set forth in the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, part-nership, joint venture or other entity.

                         (c) Capital Structure. The authorized capital stock of the Company consists of 10,125,000 shares of Class A Common Stock and 4,050,000 shares of Class B Common Stock. At the close of business on September 27, 1994, (i) 6,633,129 shares of Class A Common Stock and 2,056,876 shares of Class B Common Stock were issued and outstanding, (ii) no shares of Common Stock were held by the Company in its treasury and (iii) 474,153 shares of Class A Common Stock were reserved for issuance pursuant to options outstanding under the Stock Plans (as defined in Section 6.04). Except as set forth above, at the close of business on September 27, 1994, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights which were not granted in tandem with a related Employee Stock Option (as defined in Section 6.04). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans (as defined in Section 6.04) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries, directly or indirectly, to offer, issue, deliver or sell, or cause to be offered, issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries, directly or indirectly, to offer, issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than this Agreement). As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries (other than this Agreement).

                         (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to approval of this Agreement by the Required Company Shareholder Vote (as defined in
                    Section 4.01(m)) (except as otherwise permitted by
                    Section 905 of the BCL), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contem-plated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to approval of this Agreement by the Required Company Shareholder Vote (except as otherwise permitted by Section 905 of the BCL). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforce-able against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) subject, in the case of the Merger, to approval of this Agreement by the Required Company Shareholder Vote, the Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) subject to the receipt of the consents specifically listed in Items 3 and 5 of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not
                    (x) have a material adverse effect on the Company,
                    (y) impair the ability of the Company to perform its obligations under this Agreement or (z) prevent, enjoin or materially delay the consummation of or alter the terms of any of the transactions contemplated by this Agreement. No consent, approval, order or authoriza-tion of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a 'Governmental Entity'), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the 'HSR Act'), (ii) the filing with the SEC of (w) the Schedule 14D-9, (x) the Information Statement (as defined in Section 4.01(f)), (y) a proxy statement or information statement relating to the approval by the Company's shareholders of this Agreement, if such approval is required by law (as amended or supplemented from time to time, the 'Proxy Statement'), and (z) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the New York Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such notices, filings and consents as may be required under the Illinois Responsible Property Transfer Act of 1988 and the Indiana Responsible Property Transfer Law, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) the filings required by
                    Article 16 of the BCL and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are specifically set forth in the Disclosure Schedule.

                         (e)  SEC Documents; Financial Statements;
                    Undisclosed Liabilities. The Company has filed, as and when required, all required reports, schedules, forms, statements and other documents with the SEC since
                    June 25, 1994 (the 'SEC Documents'). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the 'Securities Act') or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later Company Filed SEC Document (as defined in Section 4.01(g)), none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circum-stances under which they were made, not misleading.
                    The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The consolidated balance sheet for the Company and its subsidiaries as of June 25, 1994, contained in the Disclosure Schedule fairly presents the consolidated financial position of the Company and its consolidated subsidiaries as of that date (subject to annual year-end audit adjustments). Except as set forth in the Company Filed SEC Documents or in the Disclosure Schedule, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

                         (f) Information Supplied. None of the informa-tion supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents or the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the 'Information Statement') and none of the information in the Schedule 14D-9 or, if approval of this Agreement by the shareholders of the Company is required by law, the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or published, sent or given to the Company's shareholders, or, in the case of any Proxy Statement, at the date the Proxy Statement is filed with the SEC or at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9, the Information Statement or the Proxy Statement). The Schedule 14D-9, the Information Statement and any Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations there-under.

                         (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the 'Company Filed SEC Documents') or the Disclosure Schedule, since the date of the most recent financial statements included in the Company Filed SEC Documents, the Company and its subsidiaries have conducted their business only in the ordinary course in all material respects, and there has not been (i) any material adverse change, or any event or condition which could reasonably be expected to result in a material adverse change, in the Company, other than changes, events or conditions after the date hereof relating to any violation of or default under the Company Finance Documents (as defined in Section 10.03) unless such violation or default (A) is a default in the payment when due of any interest on or principal of the indebtedness thereunder or (B) results in an acceleration of the maturity of the indebtedness thereunder or the taking of any action by the lenders under the Company Finance Documents to realize on the collateral securing such indebtedness, (ii) subject to
                    Section 5.01(a)(i), except for the regular quarterly dividends not in excess of $.16 per share of Common Stock with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than pursuant to this Agreement), (iv) (A) any granting by the Company or any of its subsidiaries to any director, officer or employee of the Company or any of its subsidiaries of any increase in compensation or benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of this Agreement and listed in the Disclosure Schedule, (B) any granting by the Company or any of its subsidiaries to any such director, officer or employee of any increase in severance or termination pay or similar benefit, except as was required under employment, severance or termination agreements or plans in effect as of the date of this Agreement and listed in the Disclosure Schedule or (C) any entry by the Company or any of its subsidiaries into any employment, deferred compensation, severance or termination agreement or other similar agreement (or any amendment to any such existing agreement) with any such director, officer or employee, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could have a material adverse effect on the Company, (vi) any change in accounting methods, principles or practices by the Company or its subsidiaries, except insofar as may have been required to ensure compliance with generally accepted accounting principles, (vii) prior to the date of this Agreement, any (A) incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness, other than in the ordinary course of business in amounts and on terms consistent with past practices, (B) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company or any of its subsidiaries or (C) issuance or sale of options or other rights to acquire from the Company or any of its subsidiaries, directly or indirectly, debt securities of the Company or any of its subsidiaries or any securities convertible into or exchangeable for any such debt securities, (viii) prior to the date of this Agreement, any creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset, other than in the ordinary course of business consistent with past practices or as required by the Company Finance Documents, (ix) prior to the date of this Agreement, any making of any loan, advance or capital contribution to or investment in any person other than loans, advances or capital contributions to or investments in
                    (A) wholly owned subsidiaries of the Company made in the ordinary course of business consistent with past practice, (B) Parent and (C) directors, officers and employees of the Company and its subsidiaries made in the ordinary course of business consistent with past practice, (x) prior to the date of this Agreement, any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries that is material to the Company, other than those contemplated by this Agreement, or (xi) any agreement or arrangement made by the Company or any of its subsidiaries to take any action which, if taken prior to the date hereof, would have made any representation or warranty in this Section 4.01(g) untrue or incorrect in any material respect.

                         (h)  Litigation.  Except as disclosed in the
                    Company Filed SEC Documents or in the Disclosure Schedule, there is no investigation by any Governmental Entity, suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affect-ing the Company or any of its subsidiaries or any of their respective properties or assets (and the Company is not aware of any basis for any such investigation, suit, action or proceeding) that, individually or in the aggregate, could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent, enjoin or materially delay the consummation of or alter the terms of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunc-tion, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reason-ably can be foreseen, in the future would have, any such effect.

                         (i)  Absence of Changes in Benefit Plans.  Except
                    (i) as disclosed in the Company Filed SEC Documents,
                    (ii) as contemplated by Section 6.04(a) and (iii) for the change to the KES Plan (as defined in Section 6.05(b)) expressly contemplated by the Disclosure Schedule, since the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, 'Benefit Plans'). Except as disclosed in the Company Filed SEC Documents or in the Disclosure Schedule, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings, written or oral, between the Company or any of its subsidiaries and any current or former officer, director, employee or consultant of the Company or any of its subsidiaries which require aggregate annual payments or total payments over the life of such agreement, arrangement or understanding to such officer, director, employee or consultant in excess of $25,000 or $40,000, respectively, other than any such agreement, arrangement or understanding terminable without penalty by the Company or the applicable subsidiary upon not more than one month's notice. The Company has delivered to Parent a true and complete copy of each such agreement and an accurate summary of each such other arrangement or understanding.

                         (j)  ERISA Compliance.  (i)  The Disclosure
                    Schedule contains a list and brief description of all 'employee pension benefit plans' (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA')), 'employee welfare benefit plans' (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (w) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (x) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (z) each trust agreement and group annuity contract relating to any Benefit Plan.

                                                 (ii)  Except as disclosed
                    in the Disclosure Schedule, all Benefit Plans that are employee benefit pension plans (each, a 'Pension Plan') have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the 'Code'), and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                                                (iii)  The Company has
                    furnished to Parent the most recent actuarial report or valuation with respect to each Pension Plan subject to Title IV of ERISA, other than any Pension Plan that is a 'multiemployer plan' (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the 'Multiemployer Pension Plans'). The information supplied to the actuary by the Company for use in preparing those reports or valuations was true and correct in all material respects. None of the Pension Plans has an 'accumulated funding deficiency' (as such term is defined in Section 302 of ERISA or Section 412 of the
                    Code), whether or not waived. Parent has received a true and complete copy of the most recent actuarial report prepared by the Company's actuaries. The assumptions used in such actuarial report and applied in making such determination were, and continue to be, reasonable. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administra-tor thereof, has engaged in a 'prohibited transaction' (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Com-pany, any of its subsidiaries or any officer of the Company or any of its subsidiaries to the tax or penalty on prohibited transactions imposed by such
                    Section 4975 or to any liability under Section 502(i) or (1) of ERISA. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any 'reportable event' (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a 'com-plete withdrawal' or a 'partial withdrawal' (as such terms are defined in Sections 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans.

                                                 (iv)  With respect to any
                    Benefit Plan that is an employee welfare benefit plan, except as disclosed in the Disclosure Schedule, (x) no such Benefit Plan is unfunded or funded through a 'welfare benefits fund', as such term is defined in Section 419(e) of the Code and (y) each such Benefit Plan that is a 'group health plan', as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

                         (k) Taxes. Except as set forth in the Disclosure Schedule, each of the Company and each of its subsidiaries has timely filed all tax returns and reports required to be filed by it and has paid (or the Company has paid on its behalf) all taxes required to be paid by it, and the most recent financial statements contained in the Company Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through 1988. As used in this Agreement, 'taxes' shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever and all penalties and interest with respect thereto. The Disclosure Schedule sets forth the Company's most recent estimate of the basis, as defined in Section 1012 of the Code, as of December 24, 1993, of the Company's assets (by asset categories). Such estimate was made in good faith, applying reasonable assumptions.

                         (l) No Excess Parachute Payments. Except as set forth in the Disclosure Schedule, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a 'disqualified individual' (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan cur-rently in effect would not be characterized as an 'excess parachute payment' (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in the Disclosure Schedule, no 'covered employee' (as such term is defined in Section 162(m) of the Code) of the Company or any of its subsidiaries is entitled to, or as a result of the transactions contemplated hereby or of a change in control of the Company would be entitled to, 'applicable employee remuneration' (as such term is defined in Section 162(m) of the Code) not deductible by reason of Section 162(m) of the Code.

                         (m)  Voting Requirements.  In the event
                    Section 905 of the BCL does not eliminate the need for the approval and adoption by the shareholders of the Company of this Agreement and the plan of merger included herein, the affirmative votes of (i) the holders of two-thirds of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as one class, (ii) the holders of a majority of the outstanding shares of the Class A Common Stock and
                    (iii) the holders of a majority of the outstanding shares of the Class B Common Stock approving this Agreement (the 'Required Company Shareholder Vote') are the only votes of the holders of any class or series of the Company's capital stock necessary to consummate the Merger.

                         (n)  State Takeover Statutes.  The Board of
                    Directors of the Company has approved the Offer, the Merger and this Agreement, and such approval is suffi-cient to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement the provisions of Section 912 of the BCL. To the best of the Company's knowledge, other than Article 16 and Section 912 of the BCL, no state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement.

                         (o) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than the Advisors, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided to Parent true and complete copies of its agreements with the Advisors.

                         (p)  Compliance with Laws.  (i)  Each of the
                    Company and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ('Permits') necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in the Company Filed SEC Documents, the Company and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees or orders of any Governmental Entity, except for possible noncompliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company.

                                                 (ii)  The Company has provided
                    Parent with certain environmental materials relating to the facilities and operations of the Company and its subsidiaries, which materials are identified in the Disclosure Schedule (the 'Environmental Materials').
                    Except as set forth in the Disclosure Schedule, (A) neither the Company nor any of its subsidiaries have received any written communication from a Governmental Entity that alleges that the Company or any subsidiary is not in compliance in any material respect with any Environmental Laws, (B) each of the Company and its subsidiaries hold, and are in compliance with, all Permits required for the Company and its subsidiaries to conduct their respective businesses under

                    Environmental Laws, and are in compliance with all Environmental Laws, except for the absence of such Permits and incidents of noncompliance which absence or noncompliance, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company, and (C) the Company has no knowledge of any environmental materials, events or facts or information other than as set forth in the Disclosure Schedule which disclose or could reasonably be expected to give rise to an environmental liability which would have a material adverse effect on the Company. As used in this Agreement, the term 'Environmental Laws' means, as of the Closing Date, any applicable treaties, laws, regulations, enforceable requirements, orders, decrees or judgments issued, promulgated or entered into by any Governmental Entity, which relate to (A) pollution or protection of the environment or (B) Hazardous Materials (as hereinafter defined) generation, storage, use, handling, disposal or transportation including the Comprehensive Environmental Response, Compensation and Liability Act
                    of 1980, as amended, 42 U.S.C.    9601 et seq.
                    ('CERCLA'), the Resource Conservation and Recovery Act,
                    as amended, 42 U.S.C.    6901 et seq., the Federal
                    Water Pollution Control Act, as amended, 33 U.S.C.
                       1251 et seq., the Clean Air Act of 1970, as amended,
                    42 U.S.C.    7401 et seq., the Toxic Substances Control
                    Act of 1976, 15 U.S.C.    2601 et seq., the Hazardous
                    Materials Transportation Act, 49 U.S.C.    1801 et
                    seq., and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder. As used in this Agreement, the term 'Hazardous Materials' means all explosive or regulated radioactive materials or substances, hazardous or toxic substances, wastes or chemicals, petroleum or petroleum distillates, asbestos or asbestos containing materials, and all other materials or chemicals regulated pursuant to any Environmental Law, including materials listed in
                    49 C.F.R.   172.101 and materials defined as hazardous
                    pursuant to Section 101(14) of CERCLA.

                         (q) Contracts; Debt Instruments. (i) Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in the Disclosure Schedule and except for violations or defaults that would not, individually or in the aggregate, result in a material adverse effect on the Company.

                                                 (ii)  Set forth in the
                    Disclosure Schedule is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and (y) the respective principal amounts outstanding thereunder, in each case as of February 26, 1994. The Company has provided to Parent a true and complete copy of all such documents and instruments. For purposes of this Agreement, 'indebtedness' shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

                                                (iii)  Set forth in the
                    Disclosure Schedule is a list of (A) any letter of intent, agreement in principle, other understanding or agreement in effect on the date hereof for the future sale, lease or other disposition by the Company or any of its subsidiaries of any assets, except for sales of inventory or assets no longer used or useful in the conduct of its business, in each case in the ordinary course and consistent with past practice, (B) any letter of intent, agreement in principle, other understanding or agreement in effect on the date hereof to which the Company or any of its subsidiaries is a party and that substantially limits the freedom of the Company or any of its subsidiaries to (1) compete in any line of business or with any person or in any area or which would so limit the freedom of the Company or any subsidiaries after the Effective Time of the Merger
                    (other than any such agreement that has been in effect for longer than seven years if the Company and all its subsidiaries are currently in material compliance with such agreement) or (2) sell, lease or otherwise dispose of any significant portion of the assets of the Company (determined on a consolidated basis) or (C) any other agreement in effect on the date hereof not made in the ordinary course of business and material to the Company under which the Company or any of its subsidiaries has material unperformed obligations, if entered into less than seven years prior to the date hereof, or, with respect to such agreements entered into before such date, would, if entered into as of the date hereof, be considered made not in the ordinary course. The
                    Company has provided the Parent with a true and complete copy of all such contracts and agreements.

                         (r) Title to Properties. (i) Except as set forth in the Disclosure Schedule, each of the Company and each of its subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Disclosure Schedule and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and its subsidiaries to conduct their respective businesses, as currently conducted.

                                                 (ii)  Except as set forth in
                    the Disclosure Schedule, each of the Company and each of its subsidiaries has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

                         (s) Intellectual Property. The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, 'Intellectual Property Rights') which are material to the conduct of the business of the Company and its subsidiaries as currently conducted. The Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and its subsidiaries as currently conducted. Except as set forth in the Disclosure Schedule, no claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, except as set forth in the Disclosure Schedule, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right.

                         SECTION 4.02. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

                         (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power would not, individually or in the aggregate, have a material adverse effect on Parent. Parent has provided the Company with complete and correct copies of its and Sub's Certificate of Incorporation and By-laws.

                         (b) Capital Structure. The authorized capital stock of Parent consists of 5,000,000 shares of Preferred Stock, par value $25 per share, and 5,000,000 shares of common stock, par value $5 per share. At the close of business on September 19, 1994,
                    (i) 2,043,493 shares of Parent Common Stock and 2,623,604 shares of Parent Preferred Stock were issued and outstanding. As of the date of this Agreement, the authorized capital stock of Sub consists of 10,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

                         (c) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the trans-actions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compli-ance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under,
                    (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) subject to the receipt of the consents specifically listed in Items 3 and 5 of the Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent, enjoin or materially delay the consummation of or alter the terms of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of
                    (x) the Offer Documents and (y) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the New York Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) such filings as may be required in connection with the taxes described in Section 6.09, (v) such notices, filings and consents as may be required under the Illinois Responsible Property Transfer Act of 1988 and the Indiana Responsible Property Transfer Law, (vi) the filings required by Article 16 of the BCL and
                    (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the 'takeover' or 'blue sky' laws of various states. Neither Parent nor any of its Affiliates or Associates (as each such term is defined in Section 912 of the BCL) is, at the date of execution and delivery of this Agreement, an Interested shareholder (as such term is defined in 912 of the BCL) of the Company.

                         (d)  SEC Documents; Financial Statements;
                    Undisclosed Liabilities. Parent has filed, as and when required, all required reports, forms and other documents with the SEC since June 26, 1993 (the 'Parent SEC Documents'). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not mis-leading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later Parent Filed SEC Document (as defined in Section 4.02(f)), none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Parent Filed SEC Documents, neither Parent nor any of its subsidiaries has any material liabilities or obligations required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consoli-dated subsidiaries or in the notes thereto and which, individually or in the aggregate, would have a material adverse effect on Parent.

                         (e) Information Supplied. None of the informa-tion supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the
                    Schedule 14D-9 or, if approval of this Agreement by the shareholders of the Company is required by law, the Proxy Statement, and none of the information in the Offer Documents or the Information Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9, and the Information Statement are filed with the SEC or published, sent or given to the Company's shareholders, or, in the case of the Proxy Statement, at the date any Proxy Statement is first mailed to the Company's shareholders or at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (except that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion in the Offer Documents or the Information Statement). The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                         (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the 'Parent Filed SEC Documents') or the Disclosure Schedule, since the date of the most recent financial statements contained in the Parent Filed SEC Documents,

                    Parent has conducted its business only in the ordinary course and there has not been (i) any material adverse change, or any event or condition which could reasonably be expected to result in a material adverse change, in Parent, (ii) except for regular annual dividends (in an amount determined in a manner consistent with Parent's past practice) with customary record and payment dates, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iv) any change in accounting methods, principles or practices by Parent, except insofar as may have been disclosed in the Parent SEC Documents or required to ensure compliance with generally accepted accounting principles.

                         (g)  Litigation.  Except as disclosed in the
                    Parent Filed SEC Documents or in the Disclosure Schedule, there is no investigation by any Governmental Entity, suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries or any of their respective properties or assets that, individually or in the aggregate, could reasonably be expected to
                    (i) have a material adverse effect on Parent,
                    (ii) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (iii) prevent, enjoin or materially delay the consummation of or alter the terms of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which is reasonably likely to have, any such effect.

                         (h)  Brokers.  No broker, investment banker,
                    financial advisor or other person, other than Dillon, Read & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                         (i) Contracts; Debt Instruments. Neither Parent nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease or other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent.

                         (j)  Title to Properties.  Parent and its
                    subsidiaries have good and marketable title to, or valid leasehold interests in, all their material properties and assets, except as otherwise indicated in the Disclosure Schedule or for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such material properties and assets, other than properties and assets in which Parent or any of its subsidiaries has leasehold interests, and other than as reflected in the Disclosure Schedule are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Parent and its subsidiaries to conduct business as currently conducted.

                         (k) Financing. Parent and Sub have funds avail-able on hand or available pursuant to binding commitments or 'highly confident' letters from financing sources sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement, and, at the Effective Time of the Merger, Parent and Sub will have available all of the funds necessary (x) to repay the indebtedness outstanding under the Commercial Bank Credit Agreement (as defined in Section 10.03(b)), (y) to perform their respective obligations under this Agreement and (z) to pay all the related fees and expenses in connection with the foregoing. Parent has provided to the Company true and correct copies of all commitment letters, 'highly confident' letters and other evidence satisfactory to the Company that Parent has such sufficient funds. Parent and Sub shall use all commercially reasonable efforts to complete and satisfy all conditions to lending under such finance commitments.


                                         ARTICLE V

                         Covenants Relating to Conduct of Business

                         SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger, or, if earlier, the consummation of the Offer, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, or, if earlier, the consummation of the Offer, except as set forth in the Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to:

                         (i) (x) except for regular quarterly dividends not
                    in excess of $.16 per share of Common Stock with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent (provided that the Company shall not set as the record date for a dividend a date earlier than November 15, 1994), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                                                 (ii) offer, issue, deliver,
                    sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (x) the issuance of Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement in accordance with their present terms and (y) the issuance of shares of Class A Common Stock on a one for one basis in connection with any requested conversion of outstanding shares of Class B Common Stock to shares of Class A Common Stock by the holders of Class B Common Stock);

                                                (iii) amend its certificate of
                    incorporation, by-laws or other comparable charter or organizational documents;

                                                 (iv) acquire or agree to
                    acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory and other assets in the ordinary course of business consistent with past practice;

                         (v) except as required by the Company's Finance
                    Documents (as in effect on the date hereof, true and complete copies of which have been delivered to Parent) in the case of any property of the Company (including after-acquired property) in which the Company is obligated to deliver to the secured party thereunder a security interest or mortgage or except as permitted by the Company's Finance Documents (as in effect on the date hereof) with respect to capitalized lease obligations or purchase money debt, mortgage or other-wise encumber or subject to any Lien (other than any Lien arising by operation of law) or, except for sales in the ordinary course of business consistent with past practice of inventory or assets no longer used or usable by the Company or such subsidiary, sell, lease or otherwise dispose (or enter into any letter of intent, agreement in principle, other understanding or commitment to sell, lease or otherwise dispose) of any of its properties or assets;

                                                 (vi) (y) incur any indebtedness
                    for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire, directly or indirectly, any debt securities of the Company or any of its subsidiaries or any securities convertible into or exchangeable for debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any 'keep well' or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for
                    (A) short-term borrowings incurred in the ordinary course of business consistent with past practice if pursuant to or permitted by the Company Finance
                    Documents (as in effect on the date hereof) and
                    (B) indebtedness to Parent, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in (A) the Com-pany or any direct or indirect wholly owned subsidiary of the Company made in the ordinary course of business consistent with past practice, (B) Parent and
                    (C) directors, officers and employees of the Company and its subsidiaries made in the ordinary course of business consistent with past practice so long as such loans and advances do not, as to any one director, officer or employee, exceed $10,000 and such loans and advances do not, as to all such loans and advances, exceed $50,000 in aggregate;

                                                (vii) make or agree to make any
                    capital expenditures except as have been set forth in the Company's approved capital budget for 1994, as amended prior to the date hereof by the Boards of Directors of Parent and the Company; provided, however, that (A) the Company may make any necessary or appropriate capital expenditures resulting from the fire at the Southern
                    Frozen Foods plant in Montezuma, GA, to the extent such expenditures are (I) permitted or required by paragraphs
                    18 and 19 of the Integrated Agreement (as defined in Section 6.07(d)) or (II) are made out of the proceeds of insurance payments or are reasonably expected by the Company to be reimbursed by insurance, and (B) the Company or its subsidiaries may make emergency capital expenditures, not exceeding $25,000 as to any single emergency, in accordance with the Company's Corporate Policy Manual concerning capital expenditures and consistent with past practice;

                                               (viii) make any material tax
                    election (unless required by law) or settle or compromise any material income tax liability;

                                                 (ix) pay, discharge or satisfy
                    any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed
                    SEC Documents, disclosed in the Disclosure Schedule or incurred in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, stand-still or similar agreement to which the Company or any of its subsidiaries is a party;

                         (x) enter into any agreement, contract,
                    transaction or commitment other than in the ordinary course of business consistent with past practice and, if material to the Company, other than on terms reasonably acceptable to Parent;

                                                 (xi) enter into any agreement,
                    contract, transaction or commitment that limits the freedom of the Company or any of its subsidiaries to compete in any line of business or with any person or in any area or which would so limit the freedom of the Company or any subsidiaries after the Effective Time of the Merger; or

                                                (xii) authorize any of, or
                    commit or agree to take any of, the foregoing actions.

                         (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidi-aries to, take any action that would result in, or omit to take any action the omission of which would result in
               (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representa-tions and warranties that are not so qualified becoming untrue in any material respect (except for the representations and warranties in Sections 4.01(c) and (g) that are not so qualified, which shall not be permitted to become untrue in any respect) or (iii) except as contemplated by Section 8.01(a), any of the conditions to the Merger set forth in Article VII not being satisfied.

                         (c)  Notwithstanding any provision of this
               Section 5.01 or any other Section of this Agreement or of the Integrated Agreement to the contrary, the Company's Board of Directors may declare, and the Company may pay, a cash dividend not in excess of $.16 per share of Common Stock with a record date therefor on or after November 15, 1994, and prior to December 31, 1994.


                                        ARTICLE VI

                                   Additional Agreements

                         SECTION 6.01. Shareholder Approval; Preparation of Proxy Statement. (a) If approval of this Agreement by the shareholders of the Company is required by law, the Company shall, following the expiration or consummation of the Offer, duly call, give notice of, convene and hold a meeting of its shareholders (the 'Company Shareholders Meeting') for the purpose of approving this Agreement and the transactions contemplated by this Agreement. The Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as contemplated by Section 8.01(a). Notwithstanding the foregoing, if Sub shall own at least 90% of the outstanding shares of each class of Common Stock, and provided the conditions set forth in Section 7.01 shall have been satisfied or waived, the parties shall take all necessary and appropriate action to cause the Merger to become effective simultaneously with or as soon as practicable after acceptance of shares of Common Stock for payment pursuant to the Offer without the approval of the shareholders of the Company in accordance with Section 905 of the BCL.

                         (b)  If approval of this Agreement by the
               shareholders of the Company is required by law, as promptly as practicable following expiration or consummation of the Offer, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after such filing.

                         (c)  If approval of this Agreement by the
               shareholders of the Company is required by law, Parent shall cause all shares of Common Stock owned by it, Sub or any other subsidiary of Parent to be voted in favor of the approval of this Agreement.

                         SECTION 6.02. Access to Information; Confiden-tiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal busi-ness hours during the period prior to the Effective Time of the Merger to all their respective properties, books, con-tracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its sub-sidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent shall hold, and shall cause its Representatives (as defined in the Confidentiality Agreement dated February 16, 1994 (the 'Confidentiality Agreement'), between the Company and Parent) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) in confidence in accordance with the terms of the Confidentiality Agreement and, in the event of termination of this Agreement for any reason, Parent shall promptly return or destroy, and cause to be returned or destroyed, all Evaluation Material in accordance with the terms of the Confidentiality Agreement.

                         SECTION 6.03.  Reasonable Efforts; Notification.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, as contemplated by
               Section 8.01(a), the Board of Directors of the Company approves or recommends a superior takeover proposal, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including
               (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any addi-tional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall
               (A) cooperate and cause its officers to cooperate with and assist Parent and Sub in obtaining financing, of the nature described in the commitment letters and 'highly confident' letters referred to in Section 4.02(k), sufficient to consummate the Offer and the Merger, and to complete the Offer and the Merger, on the terms contemplated by this Agreement, (B) take all action necessary to ensure that no state takeover statute or similar statute or regulation (other than Article 16 of the BCL) is or becomes applicable to the Offer, the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (C) if any state takeover statute or similar statute or regulation (other than Article 16 of the BCL) becomes applicable to the Offer, the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, Parent and Sub shall take all reasonable actions necessary, proper or advisable to obtain as promptly as practicable financing, consistent with the terms of the commitment letters and 'highly confident' letters referred to in Section 4.02(k) or otherwise satisfactory to Parent and Sub, sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement. Notwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action permitted by Section 8.01(a) or Section 9.01(c).

                         (b)  The Company shall give prompt notice to
               Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any written notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or (iv) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

                         SECTION 6.04. Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any commit-tee administering the Stock Plans) shall adopt such resolu-tions or take such other actions as are required to adjust the terms of all outstanding employee stock options to purchase shares of Common Stock ('Employee Stock Options') heretofore granted under any stock option or stock purchase plan, program or arrangement of the Company (collectively, the 'Stock Plans') to provide that each Employee Stock Option outstanding immediately prior to the Effective Time of the Merger shall be vested and exercisable. The Company may discharge its obligations under this Section 6.04(a) with respect to the 144,180 Employee Stock Options that were issued in March and June 1993 and not by their terms currently vested by causing such Employee Stock Options to terminate without the requirement of any payment by the Company immediately prior to the Effective Time of the Merger and the Company shall do so with respect to any such options held by any director of the Company (other than Messrs. Call and Myers); and Parent and the Company shall jointly approach each other holder of any such option to consent to such termination.

                         (b) The Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of an Employee Stock Option or any participant in any Stock Plan or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                         SECTION 6.05. Benefit Plans. (a) Parent shall cause the Surviving Corporation to maintain in effect the deferred compensation agreements with current and past directors and employees as in effect on the date of this Agreement. Parent shall cause the Surviving Corporation to provide, for at least one year after the Effective Time of the Merger, or, if earlier, the consummation of the Offer, benefits to employees of the Company and its subsidiaries that are no less favorable in the aggregate to such employees than those in effect on the date of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be obligated (i) to provide or maintain such benefits to the extent they exceed, in the aggregate, benefits generally provided to employees engaged in similar industries and working in similar markets or in competing markets or to the extent the provision or maintenance thereof could reasonably likely be expected to materially adversely affect the Surviving Corporation,
               (ii) to offer such benefits to persons hired upon or after the Effective Time of the Merger or the consummation of the Offer, as applicable, (iii) to offer such benefits to the extent such benefits would have expired, by their terms, absent an agreement otherwise or (iv) to provide any employees of the Company or its subsidiaries with any stock options or other rights to acquire stock or with monetary or other benefits in lieu of the right to receive stock options or such other rights.

                         (b)  Without limiting the generality of
               Section 6.05(a), after the consummation of the Offer the Company and, after the Effective Time of the Merger, the Surviving Corporation shall, and Parent shall cause the Company and the Surviving Corporation to, honor and perform or discharge when due all the obligations of the Company under the Company's Key Executive Severance Plan (the 'KES Plan'), the Company's Non-Qualified Profit-Sharing Plan, the

               Company's Deferred Profit Sharing Plan, the Company's Supplemental Executive Retirement Plan, the Company's Management Incentive Plan and the agreements listed under the heading 'Executive Agreements' in Item 5 of the Disclosure Schedule, in each case as in effect on the date of execution of this Agreement. The Company and Parent acknowledge that the Effective Time of the Merger (or, if earlier, the consummation of the Offer) shall constitute a 'Change of Control' and a 'Special Change of Control' within the meaning of the KES Plan (and therefore also of any of the other benefit plans and agreements listed above that incorporates such definitions from the KES Plan), as in effect on the date hereof, and that such 'Change of Control' and 'Special Change of Control' shall take place at such time. This Section 6.05(b) is intended to be for the benefit of, and may be enforced by, each person entitled to participate in any of the benefit plans and agreements listed above.

                         SECTION 6.06. Indemnification. Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time of the Merger. Parent shall cause to be maintained for a period of not less than three years from the Effective Time of the Merger the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time of the Merger (the 'D&O Insurance') for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of $100,000 per year (the 'Maximum Premium'). If the existing D&O Insurance cannot be maintained (because such policy is obtained through Agway Inc.), expires, is terminated or canceled during such three-year period, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

                         SECTION 6.07. Fees and Expenses. (a) Except in the case of a wilful and material breach of this Agreement by the other party or as otherwise set forth in this
               Section 6.07, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Prior to the Effective Time of the Merger or, if earlier, the consummation of the Offer, the Company shall not incur or pay any such fees and expenses other than (i) fees and expenses required to be paid under the terms of its agreements with the Advisors (and only at or after the times required by such agreements), (ii) fees and expenses of other agents and advisors and (iii) reasonable fees and expenses not payable to agents and advisors, in each case unless otherwise approved by Parent.

                         (b) The Company shall pay Parent a termination fee of $2,500,000 if this Agreement is terminated (i) in connection with a superior takeover proposal, (ii) by Parent pursuant to Section 9.01(d) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, or resolved to withdraw or modify, in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement unless (A) such withdrawal or modification shall have resulted primarily from facts not known to the Board of Directors on the date of this Agreement or developments occurring after the date of this Agreement and (B) at the time of such withdrawal or modification there shall not be pending any takeover proposal (as defined in Section 8.01(a)) (other than by Parent) made after the date of this Agreement or (iii) by Parent pursuant to Section 9.01(d) and, in the case of this clause (iii), within one year from such termination any person (other than Parent or one of its subsidiaries) acquires a controlling equity interest in the voting securities, or substantially all the assets, of the Company or engages in any merger or other business combination with the Company (an 'Alternative Acquisition') (unless any termination fee shall have previously been paid pursuant to clause (i) or (ii) above). Such payment shall be paid in immediately available funds, promptly, but in no event later than five business days, after the termination of this Agreement or, in the case of a payment pursuant to clause (iii) above, after such Alternative Acquisition.

                         (c) Notwithstanding anything to the contrary contained herein, if this Agreement is terminated (i) in circumstances in which a termination fee is due pursuant to
               Section 6.07(b), (ii) by Parent pursuant to Section 9.01(d) or (iii) pursuant to Section 9.01(b)(i) or 9.01(b)(ii) (if due to the Company's breach) and, in the case of this clause (iii), within two years from such termination, any person (or an affiliate thereof) (other than Parent or one of its subsidiaries) who, between April 1, 1993, and the date of such termination, had made, indicated to the Board of Directors of the Company or any committee thereof, to the chief executive officer or chief financial officer of the Company or to either Advisor its interest in making or was approached by the Company to make, a takeover proposal consummates an Alternative Acquisition, then the Company shall reimburse Parent for all fees and expenses incurred by Parent prior to the termination date (including the reasonable fees and expenses of Parent's counsel and financial advisors and any institutions that have prior to the date hereof made a commitment to provide financing to Parent, Sub or the Surviving Corporation for the transactions contemplated hereby) in connection with this Agreement and the transactions contemplated hereby, up to a maximum reimbursement of $3,000,000.

                         (d) Notwithstanding anything to the contrary in the Integrated Agreement (the 'Integrated Agreement') dated as of June 27, 1992, between Parent and the Company, any amounts payable by the Company pursuant to Section 6.07(b) or 6.07(c) shall not be taken into account for the purposes of determining any amounts due from the Company to Parent, or from Parent to the Company, pursuant to paragraphs 48 through 52 of the Integrated Agreement.

                         SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the parties hereto prior to the execution of this Agreement.

                         SECTION 6.09. Real Estate Taxes. Parent and Sub agree that the Surviving Corporation shall pay the New York State Real Property Transfer Tax, the New York State Real Property Transfer Gains Tax, the Pennsylvania Realty Transfer Tax, and the Washington State Excise Tax on Real Estate Sales (collectively, the 'Gains Taxes'), if any, and any penalties or interest with respect to the Gains Taxes, payable in connection with the consummation of the Merger without any offset, deduction, counterclaim or deferment of price to be paid for Common Stock in the Merger. The Company shall cooperate with Parent and Sub in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in the applicable state and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration to be received by holders of Common Stock in connection with the Merger that is allocable to the real property of the Company and its subsidiaries in the applicable state shall be determined by Parent and the Company or, if they are unable to agree, an independent appraiser selected by Parent and the Company. The shareholders of the Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.09 in the preparation of any return with respect to the Gains Taxes.

                         SECTION 6.10. Appraisals. Prior to the Effective Time of the Merger, Parent shall have the right to conduct or have conducted on its behalf appraisals of all or part of such assets and businesses of the Company and its subsidiaries as Parent may reasonably request.

                         SECTION 6.11. Integrated Agreement. Prior to the Effective Time of the Merger, the Company shall not terminate or take any action to terminate the Integrated Agreement between the Company and the Parent.

                         SECTION 6.12.  Other Offers.  From the date
               hereof, neither the Company, any of its subsidiaries nor any officer, director, employee or any agent of the Company or any of its subsidiaries shall, directly or indirectly,
               (i) solicit, initiate or (subject to Section 8.01(a)) encourage any takeover proposal or (ii) subject to
               Section 8.01(a), engage in negotiation with or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to any person (other than Parent) that has made or that the Company has reason to believe is considering making a takeover proposal. The Company shall, and shall cause its subsidiaries to, terminate any and all existing discussions or negotiations with any person (other than Parent) relating to any takeover proposal. The Company shall not be responsible for any breach of this Section 6.12 by Roy Myers, Robert Call, Jr., or any employee of the Company involved primarily in managing the business of Parent or any other employee of the Company acting at the request of any of the foregoing.

                         SECTION 6.13. No Waiver. By entering into and delivering this Agreement, neither the Company nor Parent has, and neither of them shall be deemed to have, waived any of its rights or claims against the other with respect to the Integrated Agreement or otherwise or to have agreed with the characterization of any arrangement, obligation, dispute or claim involving the Company and Parent disclosed in the Disclosure Schedule.

                         SECTION 6.14.  Release.  From and after the
               Effective Time of the Merger, or, if earlier, the consummation of the Offer, (i) Parent, the Company and the Surviving Corporation (each a 'Releasor') shall release and discharge each director, officer, employee, agent and advisor of the Company (each, a 'Releasee') from any and all claims, demands, causes of action, actions, suits, proceedings and liabilities of any nature whatsoever (collectively, 'Claims') that may exist at such time in favor of any such Releasor against any such Releasee to the extent arising out of or based upon (A) the Integrated Agreement, including the write-down by the Company of certain assets at the end of fiscal 1993 and in the first half of fiscal 1995, the actions by the Company in connection with the termination by Parent in March 1994 of certain crops, the management by the Company of the business of Parent prior to the date hereof or the inclusion of certain 'change-of-control' expenses in the profits of the Company for fiscal 1994 to be shared with Parent pursuant to the Integrated Agreement, or (B) the transactions leading up to this Agreement; provided, however, that the foregoing release shall not apply to any Claim to the extent such Claim (I) arises after the date of this Agreement,
               (II) either (x) is based upon behavior of the applicable

               Releasee that is not generally consistent with the behavior of such Releasee prior to the date hereof or (y) is based upon any action taken by such Releasee, or failure by such Releasee to take any action, with intentional disregard for what such Releasee in good faith believes to be the rights of Parent under the Integrated Agreement (it being agreed that any action or failure to take action consistent with such Releasee's understanding of the advice (written or oral) of counsel shall be deemed to have been without intentional disregard for what such Releasee in good faith believes to be the rights of Parent), and (III) is made in writing by Parent to such Releasee promptly upon Parent or Sub becoming aware of facts giving rise to such Claim if they so became aware prior to the Effective Time of the Merger or, if earlier, the consummation of the Offer (it being acknowledged by Parent and Sub that neither the Company nor any Releasee concedes that a Claim made that is consistent with this proviso is necessarily a valid claim against any Releasee, none of whom is a party to the Integrated Agreement); and (ii) Parent shall release and discharge the Company from any and all claims, demands, causes of action, actions, suits, proceedings and liabilities of any nature whatsoever that may exist in favor of Parent against the Company to the extent arising out of or based upon the Integrated Agreement or the transactions leading up to this Agreement.

                         SECTION 6.15.  Directors.  Promptly upon the
               acceptance of any shares of Common Stock for payment pursuant to the Offer, the number of directors constituting the Board of Directors of the Company shall be reduced to not less than seven, and Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as shall give Sub, subject to compliance with
               Section 14(f) of the Exchange Act, majority representation on such Board of Directors, and the Company shall, at such time, cause Sub's designees to be elected to the Board of Directors of the Company. Notwithstanding the foregoing, if Sub's designees are appointed or elected to the Board of Directors of the Company, (a) immediately following such appointment or election the Board of Directors of the Company shall also include at least three directors who are directors on the date hereof and who are approved by the Board of Directors of the Company immediately prior to such appointment or election (the 'Independent Directors') and
               (b) if the number of Independent Directors shall be reduced below three for any reason whatsoever, (i) any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or (ii) if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers, shareholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its shareholders an Information Statement containing the information required by
               Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. This Section 6.15 shall terminate upon the Effective Time of the Merger.

                         SECTION 6.16. Exchange of Class B Common Stock for Class A Common Stock. If, at any time on or after the acceptance for payment of shares pursuant to the Offer, Sub shall own more than 90% of the outstanding shares of Class B Common Stock, and (i) Sub shall own less than 90% of the outstanding shares of Class A Common Stock, the Company shall forthwith issue to Sub such number of shares of Class A Common Stock as shall be sufficient to cause Sub to own at least 90% of the outstanding shares of Class A Common Stock or (ii) Sub shall own 90% or more of the outstanding shares of Class A Common Stock, the Company shall at Sub's request issue to Sub additional shares of Class A Common Stock, in each case in exchange for an equivalent number of shares of Class B Common Stock surrendered by Sub to the Company; provided, however, that the foregoing exchange shall only be effected to the extent that the surrender of such shares of Class B Common Stock shall not result in Sub owning less than 90% of the outstanding shares of Class B Common Stock after giving effect to such surrender.

                         SECTION 6.17. Stockholder Agreement. Parent and Sub shall not exercise the option granted by AHI pursuant to the Stockholder Agreement unless Sub is simultaneously accepting, or has previously accepted, for payment pursuant to the Offer at least 44% of the outstanding shares of Class A Common Stock.

                                        ARTICLE VII

                                   Conditions Precedent

                         SECTION 7.01. Conditions to Each Party's Obliga-tion To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                         (a)  Shareholder Approval.  If required by
                    applicable law, this Agreement shall have been approved and adopted by the Required Company Shareholder Vote.

                         (b)  HSR Act.  The waiting period (and any
                    extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                         (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, no proceeding challenging this Agreement or seeking to prohibit, prevent or materially delay, or alter any of the terms of, the transactions contemplated hereby shall have been instituted by any Governmental Entity and be pending and no other proceeding challenging this Agreement or seeking to prohibit, prevent or materially delay, or alter any of the terms of, the transactions contemplated hereby shall have been instituted by any other person and be pending if, in the written opinion of counsel for the party seeking to invoke this condition, such other proceeding is reasonably likely to have a material adverse affect on the Company; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                         SECTION 7.02. Conditions to Obligations of Parent and Sub. Unless Sub shall have accepted shares of Common Stock for payment pursuant to the Offer, the obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

                         (a) Representations and Warranties. The repre-sentations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects (except that the representations and warranties in Sections 4.01(c) and 4.01(g) shall be true and correct in all respects), in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                         (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                         (c)  Employee Stock Options.  Other than the
                    144,180 Employee Stock Options granted in March and June 1993 that are not by their terms currently vested, each Employee Stock Option shall have been exercised or terminated.

                         (d) Consents. Parent shall have received, or be satisfied that it will receive, any consents, filings, approvals or waivers from third parties required to consummate the Merger, other than such consents, filings, approvals or waivers the absence of which would not, individually or in the aggregate, have a material adverse effect on the operation of the business of the Company after the Effective Time of the Merger substantially in the manner now conducted.

                         (e)  Financing.  Parent shall have received
                    financing sufficient to consummate the Merger on the terms contemplated by this Agreement.

                         (f) Advisors' Termination. Parent shall have received evidence, reasonably satisfactory to it, of the termination of the contracts, agreements and other arrangements between the Company and each Advisor, terminating as of the Effective Time of the Merger all of the Company's (or any successor's) obligations thereunder, except the obligations to make the expense reimbursements and other payments in connection with the Offer and the Merger required by the agreements previously delivered to Parent and referred to in
                    Section 4.01(o), and the indemnification and contribution obligations for services performed before the Effective Time of the Merger, as set out in such agreements previously delivered to Parent.

                         (g)  Other Documents.  The Parent shall have
                    received all other documents it may reasonably request relating to the existence of the Company and its corporate authority for this Agreement, all in form and substance reasonably satisfactory to the Parent.

                         SECTION 7.03. Conditions to Obligation of the Company. Unless Sub shall have accepted shares of Common Stock for payment pursuant to the Offer, the obligation of the Company to effect the Merger is further subject to the following conditions:

                         (a)  Representations and Warranties.  The
                    representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by the chief executive officer and the chief financial officer of such entity to such effect.

                         (b) Performance of Obligations of the Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by the chief executive officer and the chief financial officer of such entity to such effect.


                                       ARTICLE VIII

                                       Board Actions

                         SECTION 8.01.  Board Actions.   (a)  Notwith-
               standing any other provision of this Agreement to the contrary, to the extent required by the fiduciary obliga-tions of the Board of Directors of the Company, as deter-mined in good faith by a majority of the disinterested members thereof based on the written advice of the Company's outside counsel:

                         (i) the Company may, in response to an unsolicited
                    request therefor, participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel) to, any person who a majority of such disinterested directors believes (A) intends to submit a takeover proposal and (B) has the financial ability to make (or the ability to obtain financing for) a superior takeover proposal (for purposes of this Agreement, 'takeover proposal' means any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner, directly or indirectly, a controlling equity interest in any voting securities of, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement); and

                         (ii) the Board of Directors of the Company may
                    approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger) a superior takeover proposal and the Company may enter into an agreement with respect to such superior takeover proposal (for purposes of this Agreement, 'superior takeover proposal' means a bona fide takeover proposal made by a third party (A) that a majority of the disinterested members of the Board of Directors of the

                    Company determines in its good faith judgment (based on the advice of the Company's independent financial advisor) to be more favorable to the Company's shareholders than the Offer and the Merger, (B) for which financing, to the extent required, is then committed or the subject of 'highly confident' letters issued by reputable, nationally recognized investment banking firms and (C) that is not subject to any condition requiring the sale by the Company of any material asset unless a reputable, financially capable person has agreed, or entered into a letter of intent, subject only to customary conditions to purchase such asset on terms that would satisfy such condition).

                         (b) The Company promptly shall advise Parent orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. The Company shall keep Parent fully informed of the status and details of any such take-over proposal or inquiry and shall provide copies of all such proposals, together with any financing commitments, 'highly confident' letters, letters of intent and other relevant documents.

                         (c) For purposes of this Section 8.01, a member of the Board of Directors of the Company shall be 'disinterested' unless he or she is an executive officer of the Company or Parent or an executive officer or director of Agway Inc.


                                        ARTICLE IX

                             Termination, Amendment and Waiver

                         SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the transactions contemplated by this Agreement, by the shareholders of the
               Company:

                         (a) by mutual written consent of Parent and the
                    Company;

                         (b) by notice from either Parent or the Company to
                    the other:

                              (i) unless Sub shall have accepted shares of
                         Common Stock for payment pursuant to the Offer, if, upon a vote at a duly held Company Shareholders Meeting or any adjournment thereof, the required approval of the shareholders of the Company shall not have been obtained as contemplated by Section 6.01(a);

                                                           (ii) unless Sub shall
                         have accepted shares of Common Stock for payment pursuant to the Offer, if the Merger shall not have been consummated on or before February 28, 1995, unless the failure to consummate the Merger is the result of a wilful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Company Shareholders Meeting; or

                                                          (iii) if any
                         Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                         (c) by notice to Parent from the Company if the
                    Board of Directors of the Company shall have
                    (i) withdrawn or modified its approval or recommendation of this Agreement, the Offer or the Merger, as contemplated by Section 8.01(a)(ii), or
                    (ii) determined to enter into an agreement with respect to a superior takeover proposal as contemplated by
                    Section 8.01(a); provided, however, that, in either case, the Company shall have entered into a binding agreement with respect to such superior takeover proposal within five business days of its notice to Parent of such termination (and, if the Company shall not have done so, such notice of termination shall be null and void and any amounts paid to Parent or Sub pursuant to Section 6.07 shall be promptly returned by Parent to the Company);

                         (d) by notice to the Company from Parent
                    if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any superior takeover proposal, (ii) the Company shall have entered into any agreement with respect to any superior takeover proposal (other than a confidentiality agreement as contemplated by Section 8.01(a)(i)) or
                    (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

                         (e) unless Sub shall have accepted shares of
                    Common Stock for payment pursuant to the Offer, by notice to the Company from Parent if any Governmental Entity shall have issued an order, decree or ruling that (i) shall have become final and unappealable and
                    (ii) would, in the reasonable judgment of Parent, have a material adverse effect on the operation after the Effective Time of the Merger of the business of the Company and its subsidiaries substantially in the manner now conducted;

                         (f) by notice from either Parent or the Company to
                    the other if Sub shall not have accepted shares of Common Stock for payment pursuant to the Offer within ten business days after expiration of the Offer; provided, however, that such notice shall have been given within 15 business days after expiration of the Offer; and

                         (g) by notice from either Parent or the Company to
                    the other if Sub shall not have accepted shares of Common Stock for payment pursuant to the Offer by 10:00 a.m., New York time, on December 16, 1994;

               provided, however, that the Company shall not have the right to terminate this Agreement pursuant to clause (f) or (g) above if (i) at the time of expiration of the Offer the Minimum Tender Condition (as defined in Exhibit A) shall not have been satisfied and (ii) at least five business days prior to the time of expiration of the Offer, Sub shall have publicly disclosed that it has executed definitive agreements or otherwise has commitments reasonably satisfactory to the Company, subject only to customary closing conditions, for financing that would be sufficient to consummate the Offer and the Merger on the terms contemplated by the Agreement.

                         SECTION 9.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.01(o),
               Section 4.02(h), the last sentence of Section 6.02,
               Section 6.05, Section 6.07, Section 6.14, Section 6.15, this
               Section 9.02 and Article X and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that if the Offer is not consummated prior to termination of this Agreement, Sections 6.05, 6.14 and 6.15 shall not survive such termination.

                         SECTION 9.03. Amendment. This Agreement may be amended by the parties at any time before or after any required approval of the transactions contemplated by this Agreement by the shareholders of the Company; provided, however, that, after any such approval, there shall not be made any amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                         SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may
               (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
               Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                         SECTION 9.05. Procedure for Termination, Amend-ment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver pursuant to Section 9.04 shall, in order to be effective, require
               (a) in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of the Company, action by a majority of the members of the Board of Directors of the Company who were members thereof on the date of this Agreement and remain as such hereafter or the duly authorized designee of such members; provided, however, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 6.15, after the acceptance for payment of shares of Common Stock pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the Independent Directors, in lieu of the vote required pursuant to clause (b) above, shall be required to
               (i) amend or terminate this Agreement by the Company,
               (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent's and Sub's respective obligations under this Agreement.


                                         ARTICLE X

                                    General Provisions

                         SECTION 10.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger, or, if earlier, the consummation of the Offer. This
               Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

                         SECTION 10.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses

               (or at such other address for a party as shall be specified by like notice):

                         (a) if to Parent or Sub, to

                              Pro-Fac Cooperative, Inc.
                              90 Linden Place
                              P.O. Box 682
                              Rochester, New York 14603

                              Attention:  Roy A. Myers
                              Fax:  (716) 383-1606

                              Harris Beach & Wilcox
                              The Granite Building
                              130 East Main Street
                              Rochester, New York 14604-1687

                              Attention:  Thomas M. Hampson
                              Fax:  (716) 232-6925

                              and

                              Howard, Darby & Levin
                              1330 Avenue of the Americas
                              New York, New York 10019

                              Attention:  Scott F. Smith
                              Fax:  (212) 841-1010

                         (b) if to the Company, to

                              Curtice-Burns Foods, Inc.
                              90 Linden Place
                              Rochester, New York 14603

                              Attention:  Mr. J. William Petty
                              Fax:  (716) 383-0719
                              with a copy to:

                              Cravath, Swaine & Moore
                              Worldwide Plaza
                              825 Eighth Avenue
                              New York, New York 10019

                              Attention:  Alan C. Stephenson, Esq.
                              Fax:  (212) 474-3700

                         SECTION 10.03.  Definitions.  For purposes of this
               Agreement:

                         An 'affiliate' of any person means another person
                    that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                         'Company Finance Documents' means, collectively,
                    (1) the Credit Agreement dated as of September 4, 1992, as amended (the 'Commercial Bank Credit Agreement'), among the Company, The Chase Manhattan Bank, N.A. ('Chase'), as agent, and the banks party thereto (the 'Commercial Banks'), (2) the Guaranty dated July 2, 1990, as amended, between the Company and Springfield Bank for Cooperatives ('Springfield') pursuant to which the Company has agreed to guarantee the obligations of Parent, under (A) the Master Agreement dated October 8, 1981, as amended, (B) the Seasonal Loan Agreement dated December 10, 1992, as amended, (C) the Seasonal Loan Agreement (Letters of Credit) dated February 9, 1993, as amended, and (D) various Term Loan Agreements dated various dates, each as amended and including future Term Loan Agreements, (3) the related agreements securing such obligations of the Company, including (I) each of the Security Agreement and the Trademark Collateral Assignment and Agreement, each dated as of September 1, 1993, among the Company, Chase and the Commercial Banks and (II) the Security Agreement dated as of September 1, 1993, between the Company and Springfield and (4) the other agreements related to any of the agreements referred to in the foregoing clauses
                    (1), (2) and (3), which agreements are listed in the Disclosure Schedule.

                         'Material adverse change' or 'material adverse
                    effect' means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as the case may be.

                         A 'person' means an individual, corporation,
                    partnership, joint venture, association, trust, unin-corporated organization or other entity.

                         A 'subsidiary' of any person means another person,
                    an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                         SECTION 10.04. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words 'include', 'includes' or 'including' are used in this Agreement, they shall be deemed to be followed by the words 'without limitation'.

                         SECTION 10.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                         SECTION 10.06. Entire Agreement; No Third-Party Beneficiaries; Effect on Arbitration Agreement. (a) This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the agreement with respect to arbitration dated August 16, 1994, between the Company and Parent (the 'Arbitration Agreement') and the Confidentiality Agreement, and (ii) except for the provisions of Article III and Sections 6.05(b), 6.06 and


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


               6.14, is not intended to confer upon any person other than the parties any rights or remedies hereunder.

                         (b) Notwithstanding anything to the contrary in the Arbitration Agreement, (i) the references in the Schedule to the Arbitration Agreement to 'signing Merger Agreement' and to 'signing' shall be construed as references to November 15, 1994, or the first date prior thereto on which Parent or Sub shall be in breach in any material respect of its obligations hereunder, including the penultimate sentence of Section 6.03, and (ii) the Arbitration Agreement shall be null and void if this Agreement shall have been terminated pursuant to Section 9.01(b)(ii) (if the Merger shall not have been consummated due to the Company's breach of this Agreement).

                         SECTION 10.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

                         SECTION 10.08.  Assignment.  Neither this
               Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign its rights and obligations hereunder to any other wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                         SECTION 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any


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


               of the transactions contemplated by this Agreement,
               (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of New York or a New York state court.


                         IN WITNESS WHEREOF, Parent, Sub and the Company
               have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                             PRO-FAC COOPERATIVE, INC.,

                                               by
                                                    /s/  Roy Myers
                                                 Name:   Roy A. Myers
                                                 Title:  General Manager


                                             PF ACQUISITION CORP.,

                                               by
                                                    /s/  Roy Myers
                                                 Name:   Roy A. Myers
                                                 Title:  President


                                             CURTICE-BURNS FOODS, INC.,

                                               by
                                                    /s/  William Petty
                                                 Name:   J. William Petty
                                                 Title: President and Chief
                                                         Executive Officer

                                                                  EXHIBIT A





                                  Conditions of the Offer

                         Notwithstanding any other term of the Offer or
               this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), to purchase or pay for any shares of Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least 90% of the shares of Class A Common Stock and 90% of the shares of Class B Common Stock outstanding at the time of expiration of the Offer (the 'Minimum Tender Condition'), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated and (iii) Parent or Sub shall have received financing sufficient to consummate the Offer and the Merger on the terms contemplated by this Agreement. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer (and, if the Offer shall have commenced, Sub may terminate or (subject to Section 1.01(a) of this Agreement) amend the Offer) if any of the conditions set forth in clauses (a),
               (b) or (d) below shall exist or if the Company is in material breach of its obligations hereunder, nor shall Sub be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock and Sub may terminate or (subject to Section 1.01(a)) amend the Offer, if, at any scheduled expiration date of the Offer or following the expiration of the Offer but before the acceptance of such shares for payment or the payment therefor, any of the following conditions shall exist:

                         (a) any temporary restraining order, preliminary
                    or permanent injunction or other order shall have been issued by any court of competent jurisdiction, or any other legal restraint or prohibition shall be in effect, that, directly or indirectly, prohibits or delays materially Sub from purchasing or paying for shares of Common Stock pursuant to the Offer, or consummation of the Merger, any proceeding challenging this Agreement or the Stockholder Agreement or seeking to prohibit, prevent or materially delay, or alter any of the terms of, the transactions contemplated hereby or thereby shall have been instituted by any

                    Governmental Entity and be pending or any other proceeding challenging this Agreement or the Stockholder Agreement or seeking to prohibit, prevent or materially delay, or alter any of the terms of, the transactions contemplated hereby, shall have been instituted by any other person and be pending if, in the written opinion of counsel for the party seeking to invoke this condition, such other proceeding is reasonably likely to have a material adverse effect on the Company; provided, however, that Parent and Sub shall have used their reasonable best efforts to prevent the entry of such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

                         (b) any of the representations and warranties of
                    the Company set forth in this Agreement that are qualified as to materiality, or set forth in
                    Section 4.01(c) or 4.01(g), or any of the representations and warranties of AHI set forth in the Stockholder Agreement, shall not be true and correct or any of the other representations and warranties set forth in this Agreement shall not be true and correct in all material respects; in each case as if each such representation and warranty were made as of such time;

                         (c) the Company or AHI shall have breached or
                    failed to perform when required in any material respect any obligation required to be performed by it under this Agreement or the Stockholder Agreement;

                         (d) this Agreement shall have been terminated in
                    accordance with its terms, or the Offer shall have been amended or terminated with the consent of the Company;

                         (e) Parent shall not have received, or not be
                    satisfied that it shall receive, all consents, filings, approvals or waivers from third parties required to consummate the Offer or the Merger, other than such consents, filings, approvals or waivers the absence of which would not, individually or in the aggregate, have a material adverse effect on the operation of the business of the Company in the manner now conducted; or

                         (f) Parent shall not have received evidence,
                    reasonably satisfactory to it, of the termination of the contracts, agreements and other arrangements between the Company and each Advisor terminating as of the Effective Time of the Merger all of the Company's (or any successor's) obligations thereunder, except the obligations to make the expense reimbursements and other payments in connection with the Offer and the Merger required by the agreements previously delivered to Parent and referred to in Section 4.01(o), and the indemnification and contribution obligations for services performed before the Effective Time of the Merger, as set out in such agreements previously delivered to Parent.

                         The foregoing conditions are for the sole benefit
               of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or (subject to Section 1.01(a)) may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                  EXHIBIT B





                              Certificate of Incorporation of
                                   Surviving Corporation



                         FIRST.  The name of the corporation is Curtice-
               Burns Foods, Inc.

                         SECOND.  The purpose of the corporation is to
               engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York but not to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

                         THIRD.  The office of the corporation in the State
               of New York is to be located in the County of Monroe.

                         FOURTH.  The aggregate number of shares which the
               corporation shall have authority to issue is 10,000 common shares of the par value of $.01 per share.

                         FIFTH.  The Secretary of State of the State of New
               York is designated as agent of the corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is in care of Curtice-Burns Foods, Inc., 90 Linden Place, P.O. Box 681, Rochester, New York 14603, Attention:
               Corporate Secretary.

                         SIXTH.  By-laws of the corporation may be adopted,
               amended or repealed by the Board of Directors of the corporation by the vote of a majority of the directors present at a meeting of the Board of Directors at which a quorum is present, subject to the power of the holders of stock having voting power thereon to alter, amend or repeal the By-laws adopted by the Board of Directors.

                         SEVENTH.  No holder of shares of any class of the
               corporation, now or hereafter authorized, shall as such holder have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe for or purchase such shares, or any bonds, debentures, notes or other securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the corporation.

                         EIGHTH.  To the fullest extent permitted by the
               Business Corporation Law of the State of New York as the same exists or may hereafter be amended, no director shall be personally liable to the corporation or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of the State of New York.

                         NINTH.  The corporation reserved the right to
               amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.